Exhibit 15

To the Board of Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated financial information of MSCI Inc. and subsidiaries as of May 31, 2010 and for the three and six month periods ended May 31, 2010 and 2009, as indicated in our report dated July 1, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 31, 2010, is incorporated by reference in Registration Statement No. 333-167624 on Form S-8, Registration Statement No. 333-147540 on Form S-8 and Registration Statement No. 333-159311 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York
July 1, 2010